Exhibit 99.1

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY'S DECEMBER U.S.
SALES CLIMB 8.2 PERCENT

Ford's O'Connor: "We're encouraged by steady progress in winning back U.S. market share; raising first quarter production plan. "

Ford F-Series Is Best Selling Vehicle 21 Years in a Row; Ford Explorer Is Best Selling SUV 12 Years in a Row

DEARBORN, MI, January 3, 2003 - U.S. customers purchased or leased 304,293 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in December, up 8.2 percent compared with a year ago.

U.S. Market Share and First Quarter Production
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"We're encouraged by our steady progress in winning back U.S. market share,"
said Jim O'Connor, Ford Group Vice President, North America Marketing, Sales and Service. "We're a stronger company than we were a year ago when we announced the Revitalization Plan.
Our goal in 2003 is to build on the foundation we laid in 2002."

The company announced it was increasing its first quarter 2003 North American production plan to 1.01 million vehicles. "As a result of higher than expected December sales, we're raising our first quarter production by 10,000 units," said O'Connor.

2002 Calendar Year Sales Highlights
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The Ford F-Series was America's best-selling vehicle in 2002 with

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sales of 813,701. It was the 21st year in a row that Ford's legendary truck has topped the U.S. sales charts and the fifth year in a row that sales exceeded 800,000.

"The Ford F-Series is the foundation of the franchise," said O'Connor. "The all-new F-150, which debuts at the North American International Auto Show, takes 'Built Ford Tough' to a higher level with improved performance and function, a new exterior design, and beautiful interiors."

Ford Division, which markets the Ford F-Series, is the largest of Ford Motor Company's brands, and has been the best selling brand of cars and trucks in America for 16 years in a row.

Another Ford product, Explorer, was America's best selling sport utility vehicle in 2002 with sales of 433,847. It was the 12th year in a row that Explorer has been the top selling SUV and the fifth year in a row that sales exceeded 400,000.

Ford Division's other segment leading products include the Mustang, Ranger compact pickup, and Econoline full-size van.

Jaguar and Land Rover each set new calendar year sales records in 2002. Jaguar dealers delivered 61,204 cars, up 37 percent from a year ago. It was the fourth straight year of record sales for Jaguar. Land Rover dealers delivered 40,987 sport utility vehicles, up 51 percent from a year ago. The previous Land Rover sales record (29,380) was set in 1999.

December 2002 Sales Highlights
------------------------------
In December, the company's year-to-year sales improvement primarily reflected higher sales of sport utility vehicles and higher retail and fleet sales for cars.

At Ford Division, sales of the all-new Expedition were 19,371, up 31 percent from a year ago and the highest sales for any month since October 2000. Explorer sales were 38,645, up 25 percent from a year ago, and Escape sales were 14,447, up 30 percent. At Lincoln Mercury, the Mountaineer set a December sales record (4,662) and sales of the all-new Lincoln Navigator

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were 3,257,  up 31 percent  from a year ago. In  addition,  sales of the all-new
Lincoln Aviator were 1,166 - almost double its introductory month sales in November. Land Rover reported December sales of 3,653. Finally, Volvo's all-new XC90 achieved December sales of 3,208.

In addition to the Navigator and Aviator, Lincoln benefited from higher sales of the Town Car and LS. The 2003 Town Car had December sales of 4,331, up 28 percent from a year ago. LS sales were 4,190, up 80 percent. Overall, Lincoln's December sales were 43 percent higher than a year ago.

"There has never been a newer lineup of products in Lincoln's storied history," said O'Connor. "We believe the momentum generated by these new Lincoln products will help maintain our improving market share trend as we begin 2003."